Vicor Corporation Reports Results for the First Quarter Ended March 31, 2013

ANDOVER, MA -- (Marketwire - April 25, 2013) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2013.

Revenues for the first quarter ended March 31, 2013, decreased to $41,946,000, compared to $59,668,000 for the corresponding period a year ago, and decreased from $50,424,000 for the fourth quarter of 2012.

Gross margin decreased to $16,607,000 for the first quarter of 2013, compared to $24,467,000 for the corresponding period a year ago, and decreased from $20,125,000 for the fourth quarter of 2012. Gross margin, as a percentage of revenue, decreased to 39.6% for the first quarter of 2013 compared to 41.0% for the first quarter of 2012, and decreased on a sequential basis from 39.9% for the fourth quarter of 2012.

Net loss for the first quarter was ($4,990,000), or ($0.12) per share, compared to net income of $326,000, or $0.01 per diluted share, for the corresponding period a year ago and net loss of ($4,814,000), or ($0.12) per share, for the fourth quarter of 2012. Contributing to the net loss in the first quarter was a pre-tax charge of $1,361,000 for the cost of severance and other employee-related costs associated with a reduction in force implemented in February 2013.

Total backlog at the end of the first quarter was $37,934,000, compared to $31,405,000 at the end of the fourth quarter of 2012.

Commenting on the first quarter of 2013, Patrizio Vinciarelli, Chief Executive Officer, remarked: "First quarter bookings rose 24% from the depressed level of the fourth quarter, but we still see weakness across many of our targeted markets. New products are being well-received, but are early in their sales cycle. I continue to believe Vicor has a bright future, despite current disappointments."

For the first quarter of 2013, a net income tax benefit was recorded, driven in part by a potential net operating loss carryback for federal income tax purposes and the recognition of the full federal research and development tax credit for 2012. On January 2, 2013, Congress passed the American Taxpayer Relief Act of 2012, extending the research and development tax credit for both 2012 and 2013.

Depreciation and amortization for the first quarter of 2013 was approximately $2,494,000, and capital additions totaled $1,171,000. For the same period of 2012, depreciation and amortization was $2,632,000 and capital additions totaled $1,261,000. Cash and cash equivalents decreased by $13,151,000 to approximately $71,403,000 at the end of the first quarter of 2013 from $84,554,000 at the end of 2012. During the quarter, the Company purchased, via a tender offer that expired on March 1, 2013, 1,931,513 shares of its common stock for a cost, inclusive of related fees and expenses, of approximately $10,500,000.

On March 21, 2013, the Company initiated a second tender offer to purchase shares of its common stock valued, in aggregate, up to $10,000,000. This tender offer expired on April 22, 2013, and, based on preliminary data as of that date, the Company believes it will purchase up to 1,344,585 shares of its common stock for a total cost of approximately $6,700,000, excluding related fees and expenses. Final data will be announced as soon as the depositary for the tender offer, Computershare Trust Company, N.A., completes the process of confirming shares properly tendered and not withdrawn, including those shares tendered through notice of guaranteed delivery presented for valid tender to the depositary.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, April 25, 2013 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 27468332. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 10, 2013. The replay dial-in number is 888-286-8010 and the Passcode is 44260860. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2012, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)
                                                         QUARTER ENDED
                                                          (Unaudited)

                                                   -----------  ------------
                                                     MAR 31,       MAR 31,
                                                       2013         2012
                                                   -----------  ------------

Net revenues                                       $    41,946  $     59,668
Cost of revenues                                        25,339        35,201
                                                   -----------  ------------
    Gross margin                                        16,607        24,467

Operating expenses:
    Sales & administration                              13,887        14,160
    Research & development                               9,855         9,843
    Severance charge                                     1,361             -
                                                   -----------  ------------
      Total operating expenses                          25,103        24,003
                                                   -----------  ------------

Income (loss) from operations                           (8,496)          464

Other income, net                                           15            53
                                                   -----------  ------------

Income (loss) before income taxes                       (8,481)          517

(Benefit) provision for income taxes                    (3,495)          176
                                                   -----------  ------------

Consolidated net income (loss)                          (4,986)          341

Less: Net income attributable to noncontrolling
 interest                                                    4            15
                                                   -----------  ------------

Net income (loss) attributable to Vicor
 Corporation                                       $    (4,990) $        326
                                                   ===========  ============

Net income (loss) per share attributable
to Vicor Corporation:
    Basic                                          $     (0.12) $       0.01
    Diluted                                        $     (0.12) $       0.01

Shares outstanding:
    Basic                                               41,167        41,811
    Diluted                                             41,167        41,826

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     MAR 31,      DEC 31,
                                                       2013         2012
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    71,403  $    84,554
    Accounts receivable, net                            23,725       27,165
    Inventories, net                                    29,921       29,955
    Deferred tax assets                                  1,575        1,776
    Other current assets                                 2,601        2,613
                                                   -----------  -----------
      Total current assets                             129,225      146,063

Long-term investments                                    6,554        6,736
Property and equipment, net                             42,738       44,092
Long-term deferred tax assets, net                       7,271        3,523
Other assets                                             2,055        2,167
                                                   -----------  -----------

                                                   $   187,843  $   202,581
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     6,473  $     6,812
    Accrued compensation and benefits                    8,024        7,400
    Accrued severance charge                             1,079            -
    Accrued expenses                                     1,971        2,233
    Income taxes payable                                    50          336
    Deferred revenue                                       699          784
                                                   -----------  -----------
      Total current liabilities                         18,296       17,565

Long-term deferred revenue                               1,405        1,549
Long-term income taxes payable                           1,504        1,494

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      168,266      168,006
    Retained earnings                                  127,295      132,285
    Accumulated other comprehensive income (loss)         (301)        (112)
    Treasury stock                                    (132,219)    (121,827)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     163,041      178,352
Noncontrolling interest                                  3,597        3,621
                                                   -----------  -----------
    Total equity                                       166,638      181,973
                                                   -----------  -----------

                                                   $   187,843  $   202,581
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439